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                                                                    Exhibit 11.1


             ROCKY MOUNTAIN CHOCOLATE FACTORY, INC. and SUBSIDIARIES
                 COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE

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                                                                 For Years Ended February 28,
                                                            1999            1998           1997
BASIC EARNINGS (LOSS) PER SHARE

     INCOME (LOSS) FROM CONTINUING OPERATIONS              421,428        1,260,001    ($  1,009,711)

     INCOME (LOSS) FROM DISCONTINUED OPERATIONS                 --       (1,020,083)        (355,991)

     NET INCOME (LOSS)                                     421,428          239,918       (1,365,702)

     WEIGHTED AVERAGE NUMBER OF
       COMMON SHARES OUTSTANDING                         2,665,567        2,912,387        2,908,492

     DILUTIVE EFFECT OF EMPLOYEE STOCK OPTIONS              11,776           17,158               --

     WEIGHTED AVERAGE COMMON SHARES OUTSTANDING,
       ASSUMING DILUTION                                 2,677,343        2,929,545        2,908,492


BASIC EARNINGS (LOSS) PER COMMON SHARE
   CONTINUING OPERATIONS                                $      .16      $       .43     $       (.35)
   DISCONTINUED OPERATIONS                                      --             (.35)            (.12)
   NET INCOME (LOSS)                                    $      .16      $       .08     $       (.47)

DILUTED EARNINGS (LOSS) PER COMMON SHARE
   CONTINUING OPERATIONS                                $      .16      $       .43     $       (.35)
   DISCONTINUED OPERATIONS                                      --             (.35)            (.12)
   NET INCOME (LOSS)                                    $      .16      $       .08     $       (.47)


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